Exhibit 10.9

James R. Ellinghausen Vice President and Head, Human Resources Worldwide Businesses P. O. Box 4000 Princeton, NJ 08543-4000 Tel 609 252-3192 Fax 609 252-6900 james.ellinghausen@bms.com

December 19, 2003

Mr. S. W. Golsby

64/41, Kallista Residences

Sukhumvit Soi 11

Bangkok 10110

Thailand

Dear Steve,

The purpose of this letter is to summarize the general terms of your proposed assignment to the U.S.

Position

You will assume the position of President, Mead Johnson Nutritionals (level E09) and will report directly to Lamberto Andreotti, Senior Vice President and President International. The assignment will begin on January 1, 2004 and is located at the Evansville, Indiana facility. You will need to obtain an L-1 visa prior to beginning employment in the U.S. The company will engage assistance with obtaining the necessary visa for employment in the U.S.

Compensation

Your annual base salary will be $460,000. You will be paid every other week in accordance with the U.S. payroll procedures. You will need to complete a W-4 and obtain a U.S. social security number after arriving in the U.S. to ensure proper federal, state and social security deductions are made for tax purposes. With respect to your assignment, you will be eligible for your first merit increase on April 1, 2004 in accordance with the merit program.

Transition Payment

You will receive a transition payment of $40,000. You will be responsible for the taxes on this payment.

Bonus Plan

You will participate in the Performance Incentive Plan with a target bonus percentage of 50% of base salary if 100% of target is met. Your bonus in 2004 will be based on your start date in the U.S. and your performance objectives will be outlined in a separate letter.

Restricted Stock

Effective on the first business day of the month following your execution of this assignment letter, you will receive a restricted stock award consisting of 20,000 shares of company common stock. Contingent on your continued employment with the company, this award will vest one-third at the end of years three, four and five following the award date. Regular dividends will be paid on these shares throughout the vesting period.

Allowances

Automobile: You will be eligible for a company car under the Bristol-Myers Squibb Company Executive Car program. Details on this plan will be sent to your attention shortly.

Education: The company will continue to cover the cost for your child’s education in the UK in accordance with the U.S. Expatriate Policy.

Benefits

While in the U.S., you will participate in the company’s FLEX benefit program. The available coverage and costs will be outlined in a package that you will receive from the Benefit Information and Record Center. To ensure that you receive this important material in a timely fashion, you should confirm that we have your correct address in our SAP records. It is extremely important that you review this material and make your benefit elections within 31 days of receipt. If you fail to enroll within the 31 days period, you will receive “default coverage” which is outlined in the FLEX materials you will receive.

You may participate in the Bristol-Myers Squibb Savings Plan (401(k)). You will be enrolled in the U.S. Pension Plan during your assignment in the U.S.

Tax Preparation

U.S. federal and state tax preparation services will be provided for the first two tax years of your assignment and will be paid for by the Company. This service will be provided through the Company’s outside tax consultants, PricewaterhouseCoopers LLP (PwC), You will receive a one-hour Pre-Departure Consultation with PwC in Thailand to review the tax implications of your expatriate assignment completion and departure from Thailand. You will also receive a one-hour Post-Arrival Consultation with PwC in the U.S. to review the U.S. tax implications of your assignment and the related tax filing requirements. Should you require personal tax advice, you may engage PwC at your own expense. Bristol-Myers Squibb will not bear any personal tax advice expenses and will seek reimbursement from you in the event any charges are incurred and billed to the Company. Jill Quigley of PwC will be your contact. She can be reached at (973) 236-4273. Please contact Jill immediately upon acceptance of your position in the U.S. so that the consultation in Thailand can be arranged. PwC will also be authorized for assisting you with completing your transfer year tax return in Thailand.

Financial Counseling

You will have the opportunity for financial counseling services with this position. Additional information on this program will be provided to you shortly.

Relocation

Relocation procedures will conform to the Bristol-Myers Squibb Relocation Policy. Please refer to that policy for further details on the items listed below.

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Travel Expenses: The company will pay for airfare in accordance with the Bristol-Myers Squibb Global travel policy for you and relocating dependents to Evansville. Travel expenses for your nanny will also be paid for by the company. Round trip airfare in accordance with Bristol-Myers Squibb Global travel policy will also be provided for you and your spouse for a pre-assignment visit, not to exceed seven (7) days. Living expenses will be reimbursed including hotel, meals and automobile rental during this visit.

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Temporary Living Expenses: Temporary living expenses, including lodging, meals, laundry, telephone, and local transportation will be reimbursed to you for a period of up to sixty (60) days. This will be paid in two lump sum payments. Family interim living expenses will be reimbursed for a period of up to thirty (30) days.

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Shipment of Household Goods: All household goods will be shipped from Thailand to Evansville via the most economical method. You are permitted to ship up to 200 pounds per person (with a family maximum of 600 lbs.) of personal effects by airfreight. The Company reserves the right not to ship very large, unusual or very valuable items.

Prior to your move, you will be required to complete and promptly submit an inventory list in order for your goods to be covered by the Bristol-Myers Squibb corporate insurance policy. It is important that you indicate the replacement value at destination for each item. If an item should get lost or damaged beyond repair during the shipment, the replacement value is the amount you will be reimbursed for replacement of these lost/damaged items. Failure in providing this list could impede claim settlement. Any single item valued at more than $5,000 is to be insured separately with the mover and at your expense.

The company will cover storage costs for your household goods in Thailand.

•	Relocation Allowance: The company will provide a tax-free relocation allowance consisting of one month’s base salary, up to $12,000.

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Settling-In, Language and Cross-cultural Training: The company will provide settling-in, English language and cultural assimilation training for you and your family, if applicable. This expense will be grossed up for tax purposes.

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Rental Assistance: Bristol-Myers Squibb will pay the reasonable and customary costs associated with breaking your housing lease in Thailand, if applicable. This expense will be grossed up for tax purposes.

Home Leave

Home leave is vacation time taken in the home country and will be made available twice annually from the U.S. to Thailand for yourself, your spouse and your child. Home leave includes the cost of a rental car in Thailand, if needed. The company will also cover the cost of one trip annually for two sons from the U.K. to visit Evansville. This expense will be grossed up for tax purposes.

Your vacation entitlement will be governed by the U.S. vacation policy.

Thai Citizenship

The company will assist in maintaining your Thai citizenship.

Termination of Employment

Should you, of your own volition, terminate your employment with the company while in the U.S., return transportation for you and your family and the expenses for shipping your household goods will not be reimbursed.

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Severance Policy: In the event that the company, for any reason (except for cause), finds it necessary to terminate your employment while you are in the U.S., you will be provided with a severance payment of 12 months base salary at the rate in effect on the date of your termination (or the amount you would otherwise be entitled to under the Bristol-Myers Squibb Severance Plan, whichever is greater.) The special severance payment described herein will be in lieu of and not in addition to the severance (if any) that might ordinarily have been payable to you under the terms of the Bristol-Myers Squibb Severance Plan.

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Relocation Policy: In the event that the company, for any reason (except for cause), finds it necessary to terminate your employment while you are in the U.S. and you elect to return to Thailand within 30 days of your termination date, the Company will be responsible for the cost of return economy class airfare for you and your dependents, and the reasonable costs associated with the shipment of your household goods.

In The Event of Chance In Control

You will be eligible to execute a new Change in Control Agreement consistent with your promotion to Level E9. A copy of the agreement will be provided to you shortly.

Governing Law

Any dispute arising under the terms of this letter or in connection with your assignment shall be resolved exclusively in the courts of the State of Indiana under the laws of the State of Indiana, the jurisdiction of your employment by the company, and applicable U.S. Federal Law.

Please acknowledge your receipt of this letter and your understanding of the terms of the assignment by signing the attached copy and returning it to me. If you have any further questions, please contact Rhonda Gold, Senior Director International Compensation at 609-897-3254.

Sincerely,

/s/ James Ellinghausen
James Ellinghausen
Vice President and Head
Human Resources
Worldwide Businesses

Receipt Acknowledged: SWGoldsby (with attached memorandum)

Date: 12/23/2003

CC:	Rhonda Gold, Senior Director International Compensation

Phyllis Safeer, Associate Director, International Assignments

Memorandum

Reference assignment letter to S. W. Golsby dated December 19, 2003

1.	Relocation

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The standard package for temporary living expenses is not suitable for the circumstances of my accelerated move to the US and my family needs. I will live alone in low-cost hotel accommodation until end March 2004. My family will join me in Evansville in early April at which point we will require temporary housing until such time as we can move into our own home. We will make every effort to accelerate the move into our own home.

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There will be no pre-assignment visit. My wife will travel to Evansville in late January for a period of 7-10 days in order to find a suitable family home. I will relocate to Evansville effective 15th January.

2.	Benefits

¡	I am already enrolled in the company FLEX program and have previously confirmed coverage for 2004. There should be no change to the elected coverage.

3.	Rental Assistance

¡

My wife and son will remain in our Bangkok apartment until end March 2004. Rental has already been paid until this date. By giving notice to the owner in January, BMS will avoid any penalties for breaking the rental agreement.

4.	Thai Residency

¡	The company will assist in maintaining my Thai residency status. I remain a UK citizen.

5.	Severance and Relocation

In the event that the company, for any reason (except for cause) should terminate my employment in the US:

¡	A company car will also be provided for a period of up to 3 months unless alternative employment is found.

¡	Other severance benefits would be provided as laid-out in the e.mail from Rich Lodato dated December 4, 2003.

Bristol-Myers Squibb Company

Bristol-Myers Squibb Bldg., 10/10-11, Moo 16, Bangkaew, Bangplee, Samutprakarn 10540, Thailand.

Tel. (662) 7587823 Fax: (662) 7587824

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If relocation to Thailand must take place within 30 days of termination in order to be expensed, the company must provide a fair value settlement for property purchased in good faith in the Evansville area. Property in Evansville does not appreciate in value and the market is generally characterised by very low activity

S W Golsby

23 December, 2003